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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IDEC PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission File Number)	33-0112644 (IRS Employer Identification No.)
3030 Callan Road, San Diego, CA 92121 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (858) 431-8500

N/A
Former name or former address, if changed since last report

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

        Securities Act of 1933 registration statement file number to which this form relates: N/A

        Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

        Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Series X Junior Participating Preferred Stock Purchase Rights
(Title of class)

        IDEC Pharmaceuticals Corporation (the "Registrant") hereby amends and supplements certain information in Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") on August 1, 1997, as amended by Amendment No. 1 to Form 8-A/A filed with the Commission on July 27, 2001. In accordance with Rule 12b-15 of the Securities and Exchange Act of 1934, as amended, the complete text of Items 1 and 2, as amended by this Form 8-A/A, is set forth below.

Item 1. Description of Registrant's Securities to be Registered.

        Description of Securities to be Registered: Series X Junior Participating Preferred Stock Purchase Rights (the "Securities").

        The description of the Securities contained in the Registrant's Form 8-A/A filed with the Commission on July 27, 2001 is hereby incorporated by reference.

        On Monday, June 23, 2003, the Registrant and Biogen, Inc. ("Biogen") announced that they have signed a merger agreement (the "Merger Agreement") pursuant to which the Registrant will combine with Biogen in an all-stock transaction (the "Transaction").

        In connection with the Transaction, the Registrant has entered into an amendment (the "Rights Agreement Amendment") to the Registrant's Amended and Restated Rights Agreement dated as of July 26, 2001 (the "Rights Agreement"). The Rights Agreement Amendment clarifies that, prior to the effectiveness of the Transaction, holders of Biogen's common stock will not be deemed to beneficially own shares of the Registrant's common stock issuable in connection with the Transaction.

Item 2. Exhibits.

        Item 2 is hereby amended by adding the following exhibit:

  4.2
  Amendment No. 1 to Amended and Restated Rights Agreement dated as of June 20, 2003 between IDEC Pharmaceuticals Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the Commission on June 23, 2003).

SIGNATURE

        Pursuant to Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 25, 2003

IDEC PHARMACEUTICALS CORPORATION
By:	/s/ EDWARD M. RODRIGUEZ
Name:	Edward M. Rodriguez
Title:	Vice President, Finance and Controller

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